Exhibit 99.2

For Immediate Release

Resonant Prices Underwritten Public Offering of Common Stock

GOLETA, Calif. – March 22, 2018 – Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced the pricing of an underwritten public offering of 5,714,286 shares of its common stock at a price to the public of $3.50 per share, for gross proceeds of approximately $20 million. The Company has also granted to the underwriters a 30-day option to purchase, at the same price per share as the underwriters paid for the initial shares, an additional 857,142 shares to cover over-allotments in connection with the offering, which if exercised in full would increase the gross proceeds to approximately $23 million.

The offering is expected to close on or about March 27, 2018, subject to customary closing conditions.

Needham & Company is acting as the sole book-running manager of the offering.  National Securities Corporation and Craig-Hallum Capital Group are acting as co-managers. H.C. Wainwright & Co. and Drexel Hamilton are acting as financial advisors.

Resonant intends to use the net proceeds from the offering for working capital, capital expenditures and other general corporate purposes, and for product development.  Resonant also may use a portion of the proceeds to finance potential acquisitions and invest in companies or products that are complementary to its business, if and when suitable opportunities arise.  The shares described above are being offered by Resonant pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and the accompanying prospectus related to this offering may be obtained from Needham & Company, Attention: Syndicate Prospectus Department, 250 Park Avenue, 10th Floor, New York, New York 10177, or by telephone at (800) 903-3268, or by email at prospectus@needhamco.com.

About Resonant Inc.

Resonant is creating software tools and IP & licensable blocks that enable the development of innovative filter designs and modules for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

Safe Harbor/ Forward-Looking Statements

This press release contains forward-looking statements regarding the expected closing of the public offering and the intended use of proceeds from the offering.  The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including the satisfaction of the conditions to closing of the offering, risks associated with the cash requirements of our business and other risks detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:

Greg Falesnik

MZ North America

1-949-385-6449

greg.falesnik@MZGroup.us